UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2010

Date of Report: (Date of earliest event reported)

Cyanotech Corporation

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	000-14602 (Commission File Number)	91-1206026 (IRS Employer Identification Number)

73-4460 Queen Kaahumanu Highway, Suite #102, Kailua Kona, HI 96740

(Address of principal executive offices)

(808) 326-1353

(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Effective February 27, 2010, the Board of Directors elected to remove Andrew H. Jacobson from his responsibilities as President and Chief Executive Officer of the Company.

(c)                                  Effective February 27, 2010, the Board of Directors appointed David I. Rosenthal, age 55, to serve as the Company’s Interim President and Chief Executive Officer until the Board has selected and employed an individual to serve as the Company’s new President and Chief Executive Officer; a search has been initiated.  Mr. Rosenthal also serves as a Director of the Company and as a member of the Audit Committee of the Board of Directors and will continue to serve in such capacities, although he will not Chair the Audit Committee.  Nasdaq Rule 5605(c)(4)(A) permits an audit committee member to remain on the audit committee when that member ceases to be independent for reasons outside the member’s reasonable control until the earlier of the corporation’s next annual shareholders meeting or one year from the occurrence of the event that caused the member to become non-independent

Mr. Rosenthal has served on the Board of Directors of the Company since November 2000.  Most recently he was Chief Financial Officer of Hickory Farms, Inc., a private company provider of food and gift products in Maumee, Ohio, from May 2008 until November 2009; Mr. Rosenthal supervised approximately thirty employees.  From May 2007 until November 2007, he was the Chief Financial Officer of Sanz, Inc., a publicly-traded, value-added reseller for data storage solutions company located in Englewood, Colorado; its gross revenues approximated $60 million.  From 2003 to May 2006, he was the Executive Vice President and Chief Financial Officer for SpectraLink Corporation, a publicly-traded company located in Boulder, Colorado, that designed, manufactured and marketed wireless phones for the workplace; its gross revenues approximated $140 million  None of these corporations is a parent, subsidiary or other affiliate of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYANOTECH CORPORATION

Dated: February 27, 2010	/s/ Deanna Spooner
	By:	Deanna Spooner,
Chief Financial Officer, and Vice
President - Finance and Administration

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News release dated March 1, 2010 and headed: “Cyanotech's Board of Directors Names David I Rosenthal as Interim President and CEO”